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                                                                   EXHIBIT 10(a)

                                THE VALIANT FUND
                                 CODE OF ETHICS
                   PURSUANT TO THE SARBANES OXLEY ACT OF 2002

         The Valiant Fund (the "Trust") has determined to adopt this Code of Ethics to specify and prohibit certain types of personal securities transactions deemed to create conflicts of interest and to establish reporting requirements and enforcement procedures pursuant to the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended, (the "1940 Act").

A.       Legal Requirement.

         Rule 17j-1(a) under the 1940 Act makes it unlawful for any officer or trustee of the Trust (as well as other persons), in connection with the purchase or sale by such person of security "held or to be acquired" by the Trust:

(1)      To employ any device, scheme or artifice to defraud the Trust

(2) To make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

(4)      To engage in any manipulative practice with respect to Trust.

A security is "held or to be acquired" if within the most recent 15 days it (i) is or has been held by the Trust, or (ii) is being or has been considered by the Trust of its investment adviser for purchase by the Trust. A purchase or sale includes the writing of an option to purchase or sell.

B.       Trust Policy

It is the policy of the Trust that no "access person"(1) shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(a) set forth above.

C.       Procedures

                  The Trust does not believe that personal transactions by its access persons in any securities other than securities that the Trust is permitted to purchase would be prohibited by Rule 17j-1(a). Accordingly, as used in this Code, a "reportable security" includes only securities that the Portfolios of the Trust would be permitted to acquire under their investment objectives and policies set forth in the Trust's then current prospectus under the Securities Act of 1933, as amended, and does not include securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, bankers' acceptances, bank certificates of deposits, commercial paper and shares of registered

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(1) An "access person" includes: (a) each trustee or officer of the Trust; (b)
each employee (if any) of the Trust (or of any company in a control relationship to the Trust) who in connection with his regular duties obtains information about the purchase or sale of a security by the Trust or whose functions relate to making such recommendations; and (c) any natural person in a control relationship to the Trust who obtains information concerning recommendations made to the regard to the purchase or sale of a security.

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         open-end investment companies. The term "security" includes any financial futures contract, any warrant for or option in or security convertible into that "security".

1. In order to provide the Trust with information to enable it to determine with reasonable assurance whether the provisions Rule 17j-1(a) observed by its access persons:

(a) Each access person of the Trust, other than a trustee who is not an " interested person" (as defined in the 1940 Act), shall submit reports in the form attached hereto as Exhibit A to the Trust's Treasurer showing all transactions in "reportable securities" in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.(2) Such reports shall be filed not later than 10 days after the end of each end calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control.

(b) Each trustee who is not an "interested person" of the Trust shall submit the same quarterly report as required under paragraph (a), but only for a transaction in a "reportable security": where he or she knew at the time of transaction or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during the 15-day period immediately preceding or after the date of the transaction, such security is or was purchased or sold, or considered for purchase or sale, by the Trust. No report is required if the trustee has no direct or indirect influence or control over the transaction.

2. All "access persons" of the Trust shall certify on an annual basis that they are aware of their obligations under this Code and that they have complied with the Code and with its securities reporting requirements.

3. "Access persons" other than Trustees who are not "interested persons" of the Trust are prohibited from trading in a reportable security on a day during which any portfolio of the trust has a pending buy or sell order in that security. Profits from any transactions in violation of this provision must be disgorged to the Trust or a charity. Trustees who are not "interested persons" are subject to this prohibition only if they knew or, in the ordinary course of fulfilling their official duties as trustees, should have known, of the pending buy or sell order.

4. "Access persons" other than Trustees who are not "interested persons" of the Trust shall direct their brokers to provide the Treasurer with duplicate copies of confirmations and account statements.

5. " Access persons" other than Trustees who not "interested persons" of the Trust shall disclose personal securities holding in reportable securities upon commencement of employment by the Trust and thereafter on an annual basis.

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(2) "Beneficial ownership" of a security is determined in the same manner as it would be for purposes of Section 16 of the Securities Exchange Act 1934, except that such determination should apply to all securities. Generally, you should consider yourself the beneficial owner of securities help by your spouse, your minor children, a relative who shares your home, or other persons if, by reason any contract, understanding, relationship, agreement or other arrangement, you obtain from such securities benefits substantially equivalent to those of ownership. You should also consider yourself the beneficial owner of securities if you vest or revest title in yourself, now or in the future.

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6.       All "access persons" of the Trust other than trustees who are not
         "interested persons" of the Trust must obtain prior approval of all personal securities transactions in "reportable securities." The following procedures shall be followed procedures shall be following in obtaining advance clearance.

         a.       Advance clearance must be obtained from the Clearing Officer.

         b. Transaction Clearances must be obtained no more than three days prior to making a purchase or sale of a "reportable security" .

         c. Clearance must be obtained in writing by completing and signing a form provided for that purpose by the Trust, which form shall set forth the details of the proposed transaction.

         d. A copy of all completed clearance forms, with all required signatures shall be retained by the Treasurer of the Trust.

         e. The Clearing Officer may refuse to grant clearance of a person transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, the Clearing Officer will consider the following factors in determining whether or not to clear a proposed transaction:

                  (i) Whether the amount or nature of the transaction or person making it is likely to likely to affect the price or market for the security;

                  (ii) Whether the individual making the proposed purchase or sale being made or being considered by the Trust;

                  (iii) Whether the security proposed to be or sold is one that would qualify for purchase or sale by the Trust;

                  (iv) Whether the transaction is nonvolitional on the part of the individual such as receipt of a stock dividend or a sinking fund call.

7. The Treasurer shall notify each "access person" of the Trust of their duties and obligations under this Code and shall deliver a copy of this Code to each such person.

8.       The Treasurer shall report to the Board of Trustees:

         (a) at the next meeting following the receipt of any report on schedule to each reported transaction in a security which was within 15 days before or after the date of the reported transaction (i) held or acquired by the Trust, or (ii) considered by the Trust for purchase or sale, unless (in either case) (i) the transaction reinvestment of dividends pursuant to a plan, or (ii) the amount involved in the transaction was less than $25,000;

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         (b)      with respect to any transaction (whether or not required to be reported to the Board by the operation of subparagraph (a) above) that he or she believes may evidence a violation of this Code;

         (c) apparent violations of the reporting requirement states herein.

9. The Board shall consider reports made to it hereunder shall determine whether the policies established in paragraph B have been violated, and what sanctions, if any, should be imposed. The Board shall review the operation of this policy at least once a year.

10. This Code, a copy of each report by an access person, any written report hereunder by the Treasurer, and list of all persons required to make reports shall be preserved with the Trust's records for the period required by Rule 17j-1

D.       Adviser's and Sub-Adviser's Code of Ethics.

         Any investment Adviser or Sub-Adviser of the Trust shall;

1. Submit to the Board of Trustees of the Trust a copy of a Code of Ethics adopted pursuant to Rule 17j-1 and satisfactory to the Trust;

2. Promptly report to the Trust in writing any material amendments to such Code;

3. Promptly furnish to the trust upon request at any time and from time to time copies of any Reports made pursuant to such Code; and

4. Shall immediately furnish to the Trust, without request, all material information regarding any violation of such Code.

Dated: May 6, 1993
Amended: December 13, 1994

                                                           The Board of Trustees
                                                           The Valiant Fund

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